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                                                                  EXHIBIT 10.8.1


                     SCHWEITZER-MAUDUIT INTERNATIONAL, INC.
                           DEFERRED COMPENSATION PLAN
                    Amended and Restated as of April 21, 2000


                                    Article I
                              Establishment of Plan

1.1 Purpose. The Schweitzer-Mauduit International, Inc. Deferred Compensation Plan is intended to enhance the Corporation's ability to attract to and retain for the Corporation outstanding executive talent by providing a deferred compensation benefit to selected executives of the Corporation as more fully provided herein. The benefits provided under the Plan are in addition to other employee benefit plans and programs offered by the Corporation, including but not limited to tax-qualified employee benefit plans.

1.2 Effective Date and Term. Schweitzer-Mauduit International, Inc. adopts this unfunded deferred compensation plan effective as of January 1, 2000 to be known as the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan, hereinafter referred to as the "Plan." This amended and restated Plan shall be effective as of the Effective Date.

1.3 Applicability of ERISA. This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management and other highly compensated employees within the meaning of ERISA. It is the intent of the Corporation that the Plan be exempt from Parts 2, 3 and 4 of Subtitle B of Title I of ERISA as an unfunded Plan that is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (the "ERISA exemption"). Notwithstanding anything to the contrary in any other provision of the Plan, the Plan Administrator may, in its sole discretion, exclude any one or more employees from eligibility to participate or from participation in the Plan, and may take any further action the Plan Administrator considers necessary or appropriate if the Plan Administrator reasonably determines in good faith that such exclusion or further action is necessary in order for the Plan to qualify for, or to continue to qualify for, the ERISA exemption.


                                   Article II
                                   Definitions

         As used within this document, the following words and phrases have the meanings described in this Article II unless a different meaning is required by the context. Some of the words and phrases used in the Plan are not defined in this Article II, but for convenience, are defined as they are introduced into the text. Words in the masculine gender shall be deemed to include the feminine gender. Any headings used are included for ease of reference only, and are not to be construed so as to alter any of the terms of the Plan.

2.1 AIP Awards. The cash awards, if any, that may be earned by participants in the Corporation's Annual Incentive Plan.

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2.2      Annual Deferral. The amount of Base Salary and/or AIP Awards which the
Participant elects to defer in each Deferral Period pursuant to Section 4.1 of the Plan.

2.3      Base Salary. A Participant's base annual salary for the applicable Plan
Year.

2.4 Beneficiary. An individual or entity designated by a Participant in accordance with Section 15.6.

2.5      Board or Board of Directors. The Board of Directors of the Corporation.


2.6 Change of Control. For the purposes of this Plan, a Change of Control shall mean a the date as of which: (a) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Act of 1934, acquires actual or beneficial ownership of shares of the Corporation having 15% or more of the total number of votes that may be cast for the election of Directors of the Corporation; or (b) as the result of any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

2.7 Code. The Internal Revenue Code of 1986. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.

2.8      Committee. The Compensation Committee of the Corporation's Board of
Directors.

2.9      Corporation. Schweitzer-Mauduit International, Inc.

2.10     Deferral Account. The account established for a Participant pursuant to
Section 5.1 of the Plan.

2.11     Deferral Election. The election made by the Participant pursuant to
Section 4.1 of the Plan.

2.12 Deferral Period. The Plan Year, or in the case of a newly hired or promoted employee who becomes an Eligible Employee during a Plan Year, the remaining portion of the Plan Year. In the case of the first Plan Year, the Deferral Period commences January 1, 2000 and ends December 31, 2000.

2.13 Disability. Totally and Permanently Disabled, as defined in the Corporation's Retirement Plan; provided that the Committee shall make a determination of Disability for any Participant in the Plan.



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2.14     Effective Date. January 1, 2000

2.15 Eligible Employee. An employee of the Corporation who is designated by the Plan Administrator as being eligible to participate in the Plan or who is a member of a class of employees that the Plan Administrator has designated as being eligible to participate in the Plan. The employee shall remain eligible to participate in the Plan for such period as is designated by the Plan Administrator.

2.16     ERISA. The Employee Retirement Income Security Act of 1974, as amended.

2.17     IRS. The Internal Revenue Service.

2.18 Participant. Any Eligible Employee who is designated by the Plan Administrator to participate in the Plan pursuant to Article III of the Plan commencing as of such time and for such period as is designated by the Plan Administrator. The list of Participants is set forth on Appendix A hereto, as amended from time to time.

2.19 Participant Agreement. The written agreement, including a Deferral Election Form, to defer Salary and/or AIP Awards made by the Participant. Such written agreement and Deferral Election Form shall be in a format designated by the Corporation.

2.20     Plan. The Schweitzer-Mauduit International, Inc. Deferred Compensation
Plan.

2.21     Plan Administrator. The Corporation's Human Resources Committee.

2.22 Plan Year. "Plan Year" means the 12-month period beginning each January 1 and ending on the following December 31.

2.23 Rabbi Trust. The Rabbi Trust, which the Corporation may, in its discretion, establish for the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan, as amended from time to time.

2.24 Specified Age. Upon retirement at age 55 or a later age chosen by the Participant on his Participation Agreement and Deferral Election Form at which time the vested credits in the Participant's Deferral Account shall be paid out as benefits in accordance with the payment method selected by the Participant in accordance with the Plan terms, unless benefits have commenced to pay-out earlier as provided in Article VII of the Plan.

2.25     Valuation Date. Each business day of the Plan Year.

2.26 Year of Service. Each consecutive twelve (12) month period during which a Participant is continuously and actively employed by the Corporation.


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                                   Article III
                          Eligibility and Participation

3.1 Participation - Eligibility and Initial Period. Participation in the Plan is open only to Eligible Employees of the Corporation. Each Eligible Employee of the Corporation, as of the Effective Date, may become a Participant for the Deferral Period from January 1, 2000 through December 31, 2000 ("Initial Period") if he submits a properly completed Participation Agreement and Deferral Election Form to the Plan Administrator prior to December 31, 1999. Following the Initial Period, a Participant must submit a Deferral Election Form by December 15 of the year preceding the Plan Year for which the Deferral Election was made. Any employee becoming an Eligible Employee after the Effective Date, e.g., new hires or promoted employees, may become a Participant for the current Deferral Period commencing on or after he becomes an Eligible Employee if he submits a properly completed Participation Agreement and Deferral Election Form within thirty (30) days after becoming eligible for participation.

3.2 Participation - Subsequent Entry into Plan. An Eligible Employee who does not elect to participate at the time of initial eligibility as set forth in
Section 3.1 shall remain eligible to become a Participant in subsequent Plan Years as long as he continues his status as an Eligible Employee. In such event, the Eligible Employee may become a Participant by submitting a properly executed Participation Agreement and Deferral Election Form on or prior to December 15 of the year preceding the Plan Year for which it is effective.

3.3 Determination of Non-Eligibility to Participate. If, at any time, an Eligible Employee or Participant is determined or reasonably believed, based on a judicial or administrative determination or opinion of counsel, not to qualify as "management" or a "highly compensated employee" under ERISA Sections 201(2), 301 (a) (3), and 401 (a) (1), the employee shall cease participation in the Plan as of the date of such determination. Should the Plan Administrator determine, in its sole discretion, that a distribution of benefits must be made to the former participant for the Plan to remain qualified for the ERISA exemption, the Plan benefit to which he is entitled will be distributed to him as soon as administratively possible in a single lump-sum payment, notwithstanding any other provision of the Plan.


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                                   Article IV
                                  Contributions

4.1 Deferral Election. On or before the 15th day of December preceding the first day of each Plan Year, a Participant may file with the Plan Administrator, a Participation Agreement and Deferral Election Form indicating the amount of Salary and/or AIP Award Deferrals for that Plan Year. A Participant shall not be obligated to make a Deferral Election in each Plan Year to remain a participant in the Plan. After a Plan Year commences, such Deferral Election shall continue for the entire Plan Year except that it shall terminate upon Termination of Employment and upon not less than thirty (30) days prior written notice from the Participant to cease further deferrals during such Plan Year in such form as the Plan Administrator shall specify.

4.2 Maximum Deferral Election. A Participant may elect to defer up to 25% of Base Salary. A Participant may also elect to defer up to 50% of AIP Awards that are earned or paid during the first Plan Year, which includes the period from January 1, 2000 through December 31, 2000. Thereafter, a Participant may elect to defer up to 25% of Base Salary and/or up to 50% of AIP Awards earned during the corresponding Deferral Period. The amount of deferral may be stated as a flat dollar amount or as a percent rounded to the nearest $100. A Deferral Election may be automatically reduced if the Plan Administrator determines that such action is necessary to meet Federal or State tax withholding obligations.

4.3 Minimum Deferral Election. A Participant who wishes to defer a portion of his qualifying compensation must elect to defer at least $1, 200 during the Deferral Period from Base Salary, AIP Awards, or a combination of Base Salary and AIP Awards. The Participant may also elect not to make any deferral for a Plan Year.

4.4 Employer Contributions. The Corporation, with the Committee's prior approval, may, in its sole discretion, make a contribution to any one or more of the Participants' Deferral Accounts.

4.5 Insurance. The Corporation may insure the lives of Participants. A Participant whose deferral is approved shall, as a condition of his deferral, cooperate in providing any information or submitting to any necessary examinations that may be requested by the Corporation in connection with its application for such insurance policies. The Corporation shall be the applicant, owner and beneficiary of such policies. The Participant shall have no interest in any policies nor will the Participant be able to look to an insurance carrier for benefits under any such policies.


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                                    Article V
                                    Accounts

5.1 Deferral Accounts. Solely for recordkeeping purposes, The Plan Administrator shall establish a Deferral Account for each Participant. A Participant's Deferral Account shall be credited with the contributions made by him or on his behalf by the Corporation under Section 4.4 and shall be credited (or charged, as the case may be) with the hypothetical or deemed investment earnings and losses determined pursuant to Section 5.3, and charged with distributions made to or with respect to him.

5.2 Crediting of Deferral Accounts. Salary contributions under Section 4.1 shall be credited to a Participant's Deferral Account as of the date on which such contributions were withheld from his Base Annual Salary. AIP Award contributions under Section 4.1 shall be credited to a Participant's Deferral Account as of the date on which the contribution would have otherwise been paid in cash. Contributions under Section 4.4 shall be credited to the Participant's Deferral Account as of the date declared by the Corporation. Any distribution with respect to a Deferral Account shall be charged to that Account as of the date such payment is made by the Corporation or the trustee of any Rabbi Trust established for the Plan.

5.3 Earning Credits or Losses. Amounts credited to a Deferral Account shall be credited with deemed net income, gain and loss, including the deemed net unrealized gain and loss based on hypothetical investment directions made by the Participant with respect to this Deferral Account on a form designated by the Plan Administrator, in accordance with investment options and procedures adopted by the Plan Administrator in its sole discretion, from time to time. Such earnings will continue to accrue during any period in which installments of vested benefits are paid to a Participant or his beneficiary pursuant to Article VII.

5.4 Hypothetical Nature of Accounts. The Plan constitutes a mere promise by the Corporation to make the benefit payments in the future. Any Deferral Account established for a Participant under this Article V shall be hypothetical in nature and shall be maintained for the Corporation's recordkeeping purposes only, so that any contributions can be credited and so that deemed investment earnings and losses on such amounts can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets. The right of any individual or entity to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Corporation. Any liability of the Corporation to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. The Corporation, the Board of Directors, the Committee, the Plan Administrator and any individual or entity shall not be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant, former Participant, Beneficiary, or any other individual or entity. The Corporation may, in its sole discretion, establish a Rabbi Trust as a vehicle in which to place funds with respect to this Plan. The Corporation does not in any way guarantee any Participant's Deferral Account against loss or depreciation, whether caused by poor investment performance,


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insolvency of a deemed investment or by any other event or occurrence. In no event shall the employee, officer, director, or stockholder of the Corporation be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment thereunder.

5.5 Statement of Deferral Accounts. The Plan Administrator shall provide to each Participant quarterly statements setting forth the value of the Deferral Account maintained for such Participant.


                                   Article VI
                                     Vesting

6.1 Vesting. The Corporation's contributions, if any, credited to a Participant's Deferral Account under Plan Section 4.4 and any deemed investment earnings attributable to these contributions shall be one hundred percent (100%) vested or nonforfeitable when the Participant has completed four (4) Years of Service with the Corporation following the date the Corporate Contribution is awarded by action of the Committee, irrespective of when the Corporate Contribution is credited to the Participant's Deferral Account. Prior to the time a Participant has four (4) Years of Service with the Corporation following the date the Corporate Contribution is awarded by the Committee, the Corporation's contributions to his account shall be zero percent (0%) vested. In addition, a Participant shall be one hundred percent (100%) vested in the Corporation's contributions, including any deemed investment earnings attributable to these contributions, upon his death or Disability while he is actively employed by the Corporation or in the event of a Change of Control. All other amounts credited to a Participant's Deferral Account shall be one hundred percent (100%) vested at all times.


                                   Article VII
                                    Benefits

7.1 Attainment of Specified Age. Unless benefits have already commenced pursuant to another section in this Article VII, a Participant shall be entitled to begin receipt of the vested amount credited to his Deferral Account as of the Valuation Date coinciding with the Specified Age chosen according to his Participation Agreement and Deferral Election Form. Payment of any amount under this Section shall commence within thirty (30) days of the Participant's Specified Age and in accordance with the payment method elected by the Participant on his Participation Agreement and Deferral Election Form. Payments shall commence on or after that age even if the Participant is still then employed.

7.2 Disability. If a Participant suffers a Disability while employed with the Corporation and before he is entitled to benefits under this Article, he shall receive the amount credited to his Deferral Account as of the Valuation Date coinciding with the Date on which the Participant is determined to have suffered a Disability. Payment of any amount under this Section shall


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commence within thirty (30) days of when the Committee determines the existence of the Participant's Disability and in accordance with the payment method elected by the Participant on his Participation Agreement and Deferral Election Form. Upon the Participant's written request and subject to approval of the Plan Administrator, exercised in its sole discretion, an alternative payment method, including a lump sum or shorter period of distribution, may be used.

7.3 Pre-Retirement Survivor Benefit. If a Participant dies before becoming entitled to benefits under this Article, the Beneficiary or Beneficiaries designated pursuant to Section 15.6, shall receive the vested amount credited to the Participant's Deferral Account as of the Valuation Date coinciding with the date of the Participant's death. Payment of any amount under this Section shall be made within thirty (30) days of the Participant's death, or if later, within thirty (30) days of when the Plan Administrator receives notification of or otherwise confirms the Participant's death.

7.4 Post-Retirement Survivor Benefit. If a Participant dies after benefits have commenced, but prior to receiving complete payment of benefits under this Article, the Beneficiary or Beneficiaries designated under Section 15.6, shall receive in a single lump sum the vested amount credited to the Participant's Deferral Account as of the Valuation Date coinciding with the date of the Participant's death. Payment of any amount under this Section shall be made within thirty (30) days of the Participant's death, or if later, within thirty
(30) days of when the Plan Administrator receives notification of or otherwise confirms the Participant's death.

7.5 Termination. If a Participant's employment terminates with the Corporation before he becomes entitled to receive benefits by reason of any of the above Sections, he shall receive in a single lump sum or in five (5) annual installments, at the Participant's election, the vested amount credited to his Deferral Account as of the Valuation Date coinciding with the date on which the Participant's employment terminates. Payment of the first annual installment or any lump sum amount under this Section shall be made within thirty (30) days of when the Participant terminates his employment with the Corporation. Upon the Participant's written request and subject to approval of the Plan Administrator, exercised in its sole discretion, an alternative payment method including, but not limited to, a lump sum or shorter period of distribution, may be used.

7.6 Change of Control. If a Change of Control occurs before a Participant becomes entitled to receive benefits by reason of any of the above Sections or before the Participant has received complete payment of his benefits under this Article, he shall receive a lump sum payment of the amount credited to his Account as of the Valuation Date immediately preceding the date on which the Change of Control occurs. Payment of any amount under this section shall commence within thirty (30) days of when the Change of Control occurs.

7.7 Payment Methods. Unless otherwise provided in this Article VII, a Participant may elect to receive payment of the vested amount credited to his Deferral Account in a single lump sum or in five (5), or ten (10) annual installments. This election must be made in the Participation Agreement and Deferral Election Form for the corresponding Plan Year. Any


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installment payments shall be paid annually on the first practicable day after the distributions are scheduled to commence. Each installment payment shall be determined by multiplying the Deferral Account Balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments. Notwithstanding anything hereinbefore to the contrary, a Participant may modify the original payment election made in the Participation Agreement and Deferral Election Form to one of the other permitted payment forms not less than one year before the first distribution of the deferred amount for the corresponding Plan Year is scheduled to commence. A Participant change in the form of payment shall be in writing on such form and in accordance with such procedures as shall be established by the Plan Administrator.


                                  Article VIII
                            In- Service Distributions

8.1 Election of In-Service Distributions. A Participant may elect in each Deferral Period, for that particular Deferral Election, to receive in the future a distribution from his Deferral Account while still an active employee of the Corporation ("In-Service Distribution"). Such Deferral Election shall state the percentage or flat dollar amount and date on which such In-Service Distribution is to be paid. Each election shall state the date on which such In-Service Distribution is to be paid; provided that such date is not earlier than five (5) years after the end of the Plan Year in which the amount subject to an In-Service Distribution is deferred. For example: The earliest distribution date for the initial Plan Year ending December 31, 2000 would be January 1, 2005. This is calculated using 2000 as the "Plan Year" plus five (5).

8.2 Payment of In-Service Distributions. All In-Service Distributions shall be made within thirty (30) days of the date stated on the Election Form. Distributions shall be in the form of a single lump sum payment.

8.3 Termination Prior to In-Service Distribution Date. Notwithstanding a Participant's election of an In-Service Distribution, in the event a Participant's employment terminates for any reason pursuant to Section VII of the Plan Document and prior to such Participant receiving any In-Service Distribution, the Participant shall receive his Deferral Account according to the payment method designated in Article VII or as elected on his Participation Agreement and Deferral Election Form.


                                   Article IX
                              Hardship Withdrawals

9.1 Hardship Withdrawals. If a Participant incurs an unforeseeable emergency, the Participant may make a written request to the Plan Administrator for a hardship withdrawal from his account. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or the Participant's dependent (as defined in Section 152(e) of the Code), loss of the Participant's property due to casualty or other similar extraordinary and unforeseen circumstances beyond the control of the Participant. Withdrawals of amounts because of unforeseeable emergencies are only permitted to


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the extent reasonably necessary to satisfy the emergency need. This section shall be interpreted in a manner consistent with Sections 1.457-2(h)(4) and 1.457-2(h)(5) of the Treasury Regulations. In the event of a Hardship Withdrawal, the Participant's deferrals for the remainder of the Plan Year shall be suspended. Deferrals may commence with the next following Plan Year provided the Participant completes the appropriate Participation Agreement and Deferral Election Form prior to January 1 of the corresponding Plan Year.

                                    Article X
              Automatic Distribution Triggered by Corporate Events

10.1 Definitions Applicable to Article X. Terms capitalized in this Article X shall have the meaning given to such terms in this Section 10.1 or, if not defined in this Section, they shall have the meaning given to such terms in accordance with Article II.

         10.1.1 "Applicable Accounting Rules" means the body of generally accepted accounting principles which are applicable to the preparation and presentation of the Corporation's financial statements.

         10.1.2 "Capital Leases" means any lease of any Property by the Corporation as lessee which would, in accordance with Applicable Accounting Rules, be required to be classified and accounted for as a capital lease on the balance sheet of the Corporation.

         10.1.3            "Debt" means without duplication:

                  (a)       indebtedness of the Corporation for borrowed money;

                  (b) obligations of the Corporation evidenced by bonds, debentures, notes or other similar instruments;

                  (c) obligations of the Corporation to pay the deferred purchase price of property or services (other than accounts payable);

                  (d) obligations of the Corporation as lessee under Capital Leases;

                  (e) obligations of the Corporation under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of the Corporation to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) above;

                  (f) all obligations of the Corporation under any Interest Hedge Agreement; and

                  (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any Property of the Corporation.


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         10.1.4            "EBITDA" means, for any period, (a) Net Income for
         such period plus (b) to the extent deducted in determining Net Income, interest expense, taxes and depreciation and amortization for such period.

         10.1.5 "Fixed Charge Coverage Ratio" means, for the Corporation at the end of any fiscal quarter, the ratio of the Company's (a) EBITDA during the four-fiscal quarter period then ended to (b) its Fixed Charges for the four-fiscal quarter period then ended; provided that, any such calculation of the Fixed Charge Coverage Ratio made after the occurrence of a Potential Phaseout Event shall (c) for the first Phaseout Quarter, be made using EBITDA and Fixed Charges for such Phaseout Quarter only, (ii) for the second Phaseout Quarter, be made using EBITDA and Fixed Charges for such Phaseout Quarter and the preceding Phaseout Quarter, (iii) for the third Phaseout Quarter, be made using EBITDA and Fixed Charges for such Phaseout Quarter and the preceding two Phaseout Quarters, and (iv) for each Phaseout Quarter thereafter, be made using EBITDA and Fixed Charges for the four-Phaseout Quarter period then ended.

         10.1.6 "Fixed Charges" means, for any period, (a) if no Potential Phaseout Event has occurred, the sum of cash interest expense, Restricted Payments made by the Company, cash taxes and depreciation for such period and (b) if a Potential Phaseout Event has occurred, the sum of cash interest expense, rent expense, Restricted Payments made by the Company, cash taxes and capital expenditures for such period.

         10.1.7 "Interest Hedge Agreement" means an interest hedge, rate swap, or cap, or similar arrangement between the Corporation and a financial institution providing for the exchange of nominal interest obligations or the cap of the interest rate on the advances made under any credit agreement entered into by the Corporation.

         10.1.8 "Lien" means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or any other arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of the Corporation, whether arising by contract, operation of law of otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

         10.1.9 "Net Income" means, for any period, the Corporation's net income for such period after taxes, as determined in accordance with GAAP, excluding, however, extraordinary items, including (a) any net gain or loss during such period arising from the sale, exchange or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (b) any write-up or write-down of assets.

         10.1.10 "Phaseout Quarter" means, in connection with any Potential Phaseout Event, (a) any fiscal quarter of the Corporation ending after the occurrence of such Potential Phaseout Event if such Potential Phaseout Event occurred during the first 45


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         days of the applicable Test Quarter and (b) any fiscal quarter of the
         Corporation commencing after the occurrence of such Potential Phaseout Event if such Potential Phaseout Event occurred after the first 45 days of the applicable Test Quarter.

         10.1.11 "Potential Phaseout Event" means (a) the receipt or delivery of any notice which indicates the nonrenewal of the Strategic Supply Agreement for fine papers between the Corporation and Philip Morris, as amended, ("Supply Agreement") beyond (i) the initial term of the Supply Agreement or (ii) any renewal term of the Supply Agreement,
         (b) the giving of a notice by either Philip Morris or the Corporation demanding an early termination under the Supply Agreement, or (c) the occurrence of any event or condition which causes a phaseout period (as described in the Supply Agreement) to be initiated.

         10.1.12 "Property" means any property or assets (whether real, personal, or mixed, tangible or intangible) of the Corporation.

         10.1.13 "Restricted Payment" means the making by the Company of any dividends or other distributions (in cash, property, or otherwise) with respect to its capital stock other than dividends payable in the Company's stock.

         10.1.14 "Test Quarter" means, for any Potential Phaseout Event, the first fiscal quarter of the Company during which such Potential Phaseout Event occurred.

10.2 Automatic Distribution of Participant Benefits. The entire vested Deferral Account of each Participant in the Plan shall automatically be distributed in a single lump sum if, for a period of four consecutive calendar quarters:

                  (a) the Corporation's current assets do not exceed current liabilities, excluding all Debt, by $15 million or more; and

                  (b)      the Fixed Charge Coverage Ratio is below 1.1

         A distribution will only occur if both factors are triggered.


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                                   Article XI
                             Establishment of Trust

11.1 Establishment of Trust. The Corporation may establish a Rabbi Trust ("Trust") for the Plan. If established, all benefits payable under this Plan to a Participant shall be paid directly by the Corporation from the Trust. To the extent that such benefits are not paid from the Trust, the benefits shall be paid from the general assets of the Corporation and shall be reimbursed to the Corporation by the Trust at the Corporation's request upon presentation of reasonable proof that the Corporation made such payment. Any Trust shall be an irrevocable grantor trust which conforms to the terms of the model trust as described in IRS Revenue Procedure 92-64, I.R.B. 1992-33. The assets of the Trust are subject to the claims of the Corporation's creditors in the event of its insolvency. Except as to any amounts paid or payable to a Trust, the Corporation shall not be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations under this Plan, and the Participant and/or his designated Beneficiaries shall not have any property interest in any specific assets of the Corporation other than the unsecured right to receive payments from the Corporation, as provided in this Plan.

11.2 Payment From the Trust. In the event a Trust is established and payments are not made by the Corporation in accordance with the terms of the Plan, a Participant may petition the trustee of the Trust directly for payment and the trustee may make such payment directly to the Participant upon the trustee's good faith determination that the payment was in fact owed, was not timely paid by the Corporation and that there are sufficient assets in the Trust to make the payment.


                                   Article XII
                               Plan Administration

12.1 Plan Administration. The Plan shall be administered by the Committee, and such Committee may designate an agent to perform the recordkeeping duties and delegate to the Plan Administrator any of the Committee's functions specified in this Article XII. The Committee shall construe and interpret the Plan, including disputed and doubtful terms and provisions and, in its sole discretion, decide all questions of eligibility and determine the amount, manner and time of payment of benefits under the Plan. The determinations and interpretations of the Committee shall be consistently and uniformly applied to all similarly situated Participants and Beneficiaries, including but not limited to interpretations and determinations of amounts due under this Plan, and shall be final and binding on all parties. The Plan at all times shall be interpreted and administered as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any Participant or Beneficiary any right in any asset of the Corporation which is a right greater than the right of a general unsecured creditor of the Corporation.


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

                                  Article XIII
                            Nonalienation of Benefits

13.1 Nonalienation of Benefits. The interests of Participants and their Beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. Any attempt by a Participant, his Beneficiary, or any other individual or entity to sell, transfer, alienate, assign, pledge, anticipate, encumber, attach, garnish, charge or otherwise dispose of any right to benefits payable shall be void. The Corporation may cancel and refuse to pay any portion of a benefit which is sold, transferred, alienated, assigned, pledged, anticipated, encumbered, attached or garnished. The benefits which a Participant may accrue under this Plan are not subject to the terms of any Qualified Domestic Relations Order (as that term is defined in Section 414(p) of the Code) with respect to any Participant, and the Plan Administrator, Board of Directors, Committee and Corporation shall not be required to comply with the terms of such order in connection with this Plan. The withholding of taxes from Plan payments, the recovery of Plan overpayments of benefits made to a Participant or Beneficiary, the transfer of Plan benefit rights from the Plan to another plan, or the direct deposit of Plan Payments to an account in a financial institution (if not actually a part of an arrangement constituting an assignment or alienation) shall not be construed as assignment or alienation under this Article XIII.


                                   Article XIV
                            Amendment and Termination

14.1 Amendment and Termination. The Corporation reserves the right to amend, alter or discontinue this Plan at any time. Such action may be taken in writing by the Plan Administrator. However, no such amendment shall deprive any Participant or Beneficiary of any portion of any benefit which would have been payable had the Participant's employment with the Corporation terminated on the effective date of such amendment or termination. Notwithstanding the provisions of this Article XIV to the contrary, the Corporation may amend the Plan at any time, in any manner, if the Corporation determines any such amendment is required to ensure that the Plan is characterized as providing deferred compensation for a select group of management or highly compensated employees and as described in ERISA Sections 201(2), 301(a)(3) and 401(a)(1) or to otherwise conform the Plan to the provisions of any applicable law including, but not limited to, ERISA and the Code.


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

                                   Article XV
                               General Provisions

15.1 Good Faith Payment. Any payment made in good faith in accordance with provisions of the Plan shall be a complete discharge of any liability for the making of such payment under the provisions of this Plan.

15.2 No Right to Employment. This Plan does not constitute a contract of employment, and participation in the Plan shall not give any Participant the right to be retained in the employment of the Corporation.

15.3 Binding Effect. The provisions of this Plan shall be binding upon the Corporation and its successors and assigns and upon every Participant and his heirs, Beneficiaries, estates and legal representatives.

15.4 Participant Change of Address. Each Participant entitled to benefits shall file with the Plan Administrator, in writing, any change of post office address. Any check representing payment and any communication addressed to a Participant or a former Participant at this last address filed with the Plan Administrator, or if no such address has been filed, then at his last address as indicated on the Corporation's records, shall be binding on such Participant for all purposes of the Plan, and neither the Plan Administrator, the Corporation nor any other payer shall be obliged to search for or ascertain the location of any such Participant. If the Plan Administrator is in doubt as to the address of any Participant entitled to benefits or as to whether benefit payments are being received by a Participant, it shall, by registered mail addressed to such Participant at his last known address, notify such Participant that:

   (i) All unmailed and future Plan payments shall be withheld until Participant provides the Plan Administrator with evidence of such Participant's continued life and proper mailing address; and

   (ii) Participant's right to any Plan payment shall, at the option of the Committee, be canceled forever, if, at the expiration of five (5) years from the date of such mailing, such Participant or his Beneficiary shall not have provided the Committee with evidence of his continued life and proper mailing address.

15.5 Notices. Each Participant shall furnish to the Plan Administrator any information the Plan Administrator deems necessary for purposes of administering the Plan, and the payment provisions of the Plan are conditional upon the Participant furnishing promptly such true and complete information as the Plan Administrator may request. Each Participant shall submit proof of his age when required by the Plan Administrator. The Plan Administrator shall, if such proof of age is not submitted as required, use such information as is deemed by it to be reliable, regardless of the lack of proof, or the misstatement of the age of individuals entitled to benefits. Any notice or information which, according to the terms of the Plan or requirements of the Plan Administrator, must be filed with the Plan Administrator, shall be deemed so filed if addressed and either delivered in person or mailed to and received by the Plan Administrator, in care of the Corporation at:


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

                     Schweitzer-Mauduit International, Inc.
                     100 North Point Center East
                     Suite 600
                     Alpharetta, Georgia  30022
                            Attention: Human Resources Committee


15.6 Designation of Beneficiary. Each Participant shall designate, by name, on Beneficiary designation forms provided by the Plan Administrator, the Beneficiary(ies) who shall receive any benefits which might be payable after such Participant's death. A Beneficiary designation may be changed or revoked without such Beneficiary's consent at any time or from time to time in the manner as provided by the Plan Administrator, and the Plan Administrator shall have no duty to notify any individual or entity designated as a Beneficiary of any change in such designation which might affect such individual or entity's present or future rights. If the designated Beneficiary does not survive the Participant, all amounts that would have been paid to such deceased Beneficiary shall be paid to the Participant or to his estate.

No Participant shall designate more than five (5) simultaneous Beneficiaries, and if more than one (1) Beneficiary is named, Participant shall designate the share to be received by each Beneficiary. Despite the limitation on five (5) Beneficiaries, a Participant may designate more than five (5) Beneficiaries provided such beneficiaries are the surviving spouse and children of the Participant. If a Participant designates alternative, successor, or contingent Beneficiaries, such Participant shall specify the shares, terms and conditions upon which amounts shall be paid to such multiple, alternative, successor or contingent beneficiaries. Any payment made under this Plan after the death of a Participant shall be made only to the Beneficiary or Beneficiaries designated pursuant to this Section.

15.7 Claims. Any claim for benefits must initially be submitted in writing to the Plan Administrator. If such claim is denied (in whole or in part), the claimant shall receive notice from the Plan Administrator, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Plan. Such notice shall be provided within ninety (90) days of the date the claim for benefits is received by the Plan Administrator, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 90 day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision. Any such extension shall not exceed 90 days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant within sixty (60) days to the Plan Administrator. The Plan Administrator shall respond to such appeal within sixty (60) days, with a notice in writing fully disclosing its decision and its reasons, unless special circumstances require an extension of time for reviewing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial sixty (60) day period. Any such extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed 60 days. No member of the Board of Directors, or any committee thereof, and no officer, employee or agents of the Corporation shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of


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

good faith. Provided that the Corporation has established a Trust for the Plan pursuant to which the trustee has agreed to act in a capacity other than as a directed trustee in the event of a Change of Control, the trustee of the Trust shall perform the duties of the Plan Administrator under this Section 15.7 following a Change of Control.

15.8 Action by Board of Directors. Any action required to be taken by the Board of Directors of the Corporation pursuant to the Plan provisions may be performed by the Compensation Committee of the Board.

15.9 Governing Law. To the extent not superseded by the laws of the United States, the laws of the State of Georgia shall be controlling in all matters relating to this Plan.

15.10 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

IN WITNESS WHEREOF, Schweitzer-Mauduit International, Inc. has adopted the foregoing instrument effective as of December 2, 1999.

         Schweitzer-Mauduit International, Inc.

         By:

         Title:


         ATTEST:


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